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                                                                   EXHIBIT 10.4c


CANDLEWOOD HOTEL COMPANY COMPLETES SECOND CLOSING OF
CONVERTIBLE PREFERRED STOCK

WICHITA, Kan. - (BUSINESS WIRE) - Oct. 6, 1997 - Candlewood Hotel Company, Inc. (Nasdaq NM:CNDL), the Wichita, Kan.-based owner, developer, manager and franchisor of value-oriented, business extended-stay hotels, today announced that it has completed the private placement of $65 million of its Series A Cumulative Convertible Preferred Stock; the first closing of $25 million was completed on September 23, 1997 and the second closing of $40 million was completed on October 3, 1997. The Company intends to use the proceeds for the continued development of its extended-stay hotels and other general corporate purposes.

The preferred stock is entitled to a 7.5 percent annual dividend and to convert into common stock of the Company at $9.50 per share, which represents a 22 percent premium over the average closing price of Candlewood's common stock for the 10 days prior to the commitment date, August 27, 1997. The Company will be able to redeem the preferred stock after August 31, 1999, and will be required to redeem the preferred stock on August 31, 2004.

The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell or the solicitation of orders to buy any of the Series A Preferred Stock.